GAMETECH

July 16, 2007

Mr. Nick Greenwood
3125 Cory Drive
Reno, NV 89509

Dear Nick,

This correspondence serves as confirmation of our offer of employment to you as GameTech Vice President of Sales. This position is important to our organization and we look forward to the contributions you will bring to GameTech and its executive team. We anticipate you joining our team July 30, 2007.

From your date of hire until approximately November 1, 2007, your responsibilities will include the overall organization and management of GameTech's sales and marketing activities. We are prepared to offer you a salary of $2000 per week for performing the duties and responsibilities of this position. In this position you are eligible to participate in a performance based commission sales bonus program determined through the increase of revenue of our core business.

Serving in this capacity, your responsibilities will also include the development of a new California and northern Nevada territory and sales division. We are prepared to offer you an additional annual salary of $60,000; and for your commission program $100 for each box sold up to the first 300 boxes; and $300 for each box sold thereafter. Further duties will include some box game design and development for an additional salary of $36,000 per year.

GameTech also offers a rich benefits package including medical, dental, vision, disability and life insurance for yourself and your family. You will be eligible for these benefits the first of the month after 30 days of employment. In addition, you will be eligible to enroll in our 401K plan immediately with payroll deductions commencing October 1, 2007. Many more benefits will be described in the plan package.

We do let all new employees know that we are an "at will" employer and either the employee or the employer may terminate the employment relationship at any time with or without prior notice.

As was previously discussed, GameTech operates in a highly regulated environment; consequently, you may be required to be licensed in multiple gaming jurisdictions. Therefore, this employment offer is contingent upon the successful completion of a background investigation.

We are truly pleased to have the opportunity to work with you and look forward to participating with us. We wish you the best of success in your new position. This offer of employment (subject to a satisfactory background check) is valid for a one week period and expires on July 23, 2007. Please sign this correspondence to except our offer.

Kind regards,

Jay Meilstrup
Chief Executive Office

Nick Greenwood

7/16/07
Date